Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL CORP. ANNOUNCES

3-FOR-2 STOCK SPLIT

LITTLE FALLS, New Jersey (January 12, 2012) ... CANTEL MEDICAL CORP. (NYSE:CMN) announced today that its Board of Directors has declared a 3-for-2 stock split to be effected as a stock dividend of three shares for each two shares issued and outstanding, payable Wednesday, February 1, 2012 to the holders of record of Cantel’s common stock as of the close of business on Monday, January 23, 2012.  The Company will make cash payments based upon the closing price of Cantel’s shares on the record date in lieu of the issuance of fractional shares.

Andrew A. Krakauer, President and CEO, said, “the stock split reflects our confidence in the future operating results and cash flows of the Company, as well as our ongoing determination to build long-term shareholder value.  The stock split will increase the float and provide greater liquidity for shareholders.”

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for the transport and temperature regulation of infectious and biological specimens.